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                         PURCHASE PAYMENT CREDIT RIDER

                    MetLife Investors USA Insurance Company

This Rider forms a part of the Contract to which it is attached and is effective as of the Issue Date. In the case of a conflict with any provision of the Contract, the provisions of this Rider will control.

The Purchase Payment Credit is set forth on the Contract Schedule.

If you exercise the "Free Look" provision of the Contract, we will return your Account Value less the Adjusted Purchase Payment Credit. The Adjusted Purchase Payment Credit is equal to the lesser of:

   (a) the portion of the Account Value that is attributable to any Purchase Payment Credit, or

   (b) the total of Purchase Payment Credit(s).

This means that you receive any investment gain on the Purchase Payment Credit(s) and we bear any loss.

Each Purchase Payment Credit will be allocated to the Contract in the same proportion that the applicable Purchase Payment is allocated.

All Purchase Payment Credits shall be treated as earnings under the Contract.

If Joint Owners are named, the age of the oldest Owner will apply under this Rider. If a non-natural person owns the Contract, then the Annuitant's age will apply under this Rider.

MISSTATEMENT OF AGE  The "Misstatement of Age or Sex" provision in the
OR SEX Contract is modified to provide that we may also require proof of age of any Owner.

MetLife Investors USA Insurance Company has caused this Rider to be signed by its Secretary.

                                         METLIFE INVESTORS USA INSURANCE COMPANY

                                                 /s/ RICHARD C. PEARSON
                                         ---------------------------------------
                                                   RICHARD C. PEARSON
                                                       SECRETARY